EXHIBIT 4.1
Form of Lock-Up Agreement
_____________, 2006
Capital Growth Financial, LLC
225 NE Mizner Blvd., Suite 750
Boca Raton, Florida 33432
As Representative of the Underwriters
     Re:      NGTV
Ladies and Gentlemen:
     This letter agreement (this “Agreement”) relates to the proposed public offering (the “Offering”) by NGTV, a California corporation (the “Company”), of Units comprised of shares of common stock of the Company (the “Common Stock”) and warrants to purchase Common Stock.
     The Offering is governed by a certain Underwriting Agreement dated                     , 2006 by and between the Company and Capital Growth Financial, LLC, as representative of the several underwriters named therein (the “Representative”). In order to induce the Representative to act as underwriter for the Offering, the undersigned hereby agrees that, except as set forth herein, without the prior written consent of CGF during the Lock-Up Period (as defined below), the undersigned shall not, directly or indirectly:
     (a) offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any Relevant Security (as defined below), and/or
     (b) establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration.
     As used herein, the term “Lock-Up Period” means the period beginning on the date hereof and ending on the twelve (12) month anniversary of the date upon which the registration statement for securities issued in connection with the Offering is declared effective by the Securities and Exchange Commission (the “Effective Date”).
     As used herein, the term “Relevant Security” means any shares of Common Stock or any other debt, equity, option, warrant or other security or instrument (“Other Securities”) of or binding upon the Company or any subsidiary thereof that is convertible into, or exercisable or exchangeable for, shares of Common Stock or any Other Securities of the Company or any

subsidiary thereof or that holds the right to acquire any shares Common Stock or Other Securities of the Company or any subsidiary thereof.
     The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Relevant Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Relevant Securities for which the undersigned is the record holder and, in the case of Relevant Securities for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Relevant Securities.
     The undersigned hereby further agrees that, without the prior written consent of CGF during the Lock-Up Period the undersigned shall not:
     (x) file or participate in the filing with the Securities and Exchange Commission of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of a Relevant Security, and/or
     (y) exercise any rights the undersigned may have to require registration with the Securities and Exchange Commission of any proposed offering or sale of a Relevant Security [provided, however;
     (z) with respect to shares of Common Stock forming a part of unregistered units issuable to the undersigned on the Effective Date (upon automatic conversion into unregistered units of the Company’s promissory note in favor of the undersigned in the principal amount of $593,940 dated October 12, 2005), CGF hereby consents to the undersigned receiving the same registration rights as have been accorded to other holders of unregistered units whose promissory notes are automatically converted into unregistered units on the Effective Date; provided that nothing in this subparagraph (z) shall entitle the undersigned to sell any Relevant Security prior to expiration of the Lock-Up Period]*.
     The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.
     Notwithstanding any provision of this Agreement to the contrary, the restrictions contained in this Agreement shall not apply to:
     [(i)] the resale of any Relevant Security acquired by the undersigned in the public markets subsequent to the Effective Date;

     [(ii) in any three month period, the resale of the lesser of [                    ] shares of Common Stock of the Company beneficially owned by the undersigned or the maximum number of shares that the undersigned could sell during any three month period pursuant to the provisions of Rule 144 under the Securities Act of 1933, as amended; provided such resales shall not commence until a date that is at least 90 days following the Effective Date (and, in any event, after the Units detach); and such resales are made (a) pursuant to and in accordance with the exemption from registration provided by Rule 144 or (b) by private transfer in compliance with all applicable corporate and securities laws, rules and regulations.]*
     It is understood that if the Effective Date does not occur prior to June 30, 2006, 2006, then, without further act by or on the part of the Representative, the undersigned will be released from his, her or its obligation under this Agreement.
     This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of laws principles thereof. Delivery of a signed copy of this letter by facsimile transmission shall be effective as delivery of the original hereof.

Very truly yours,
By:

Print Name:

* Information in [brackets] applies only to lock up agreements executed by Mr. Gene Simmons, Mr. Kourosh Taj and Mr. Jay Vir]